Exhibit 99.1

SWISHER TO PRESENT AT 17TH ANNUAL ICR XCHANGE CONFERENCE

CHARLOTTE, NC – January 8, 2015 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH), a leading service provider of essential hygiene and sanitizing solutions, today announced that it will be presenting at the 17th Annual ICR XChange Conference on Monday, January 12, 2015 at the JW Marriott Orlando Grande Lakes in Orlando, Florida.  The presentation will begin at 12:30 PM Eastern Time.

Investors and interested parties may listen to the webcast of the presentation by visiting the “Investors” section of Swisher’s website at www.swsh.com.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ listed service company delivering essential hygiene and sanitizing solutions to customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.  These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with consumable products such as detergents, cleaning chemicals, soap and hand sanitizers, paper and specialty products.  Most of these offerings are coupled with the rental and servicing of dish machines, dispensing equipment and additional services such as the cleaning of restrooms and other facilities.  EPA-registered disinfectants that meet the Centers for Disease Control and Prevention’s guidelines are also offered to assist customers with their need to disinfect environmental surfaces that may harbor specific viruses. Swisher is committed to service excellence, as what Swisher does matters to thousands of customers on a daily basis, helping to create the cleanest and healthiest environments.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116